UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM 8-K
                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


        Date of report (Date of earliest event reported): March 7, 2005
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                                SCAN-OPTICS, INC.
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             (Exact Name of Registrant as Specified in its Charter)

       Delaware                      000-05265                06-0851857
       --------                      ---------                ----------
(State or other jurisdiction  (Commission File Number)     (I.R.S. Employer
   of incorporation)                                       Identification No.)

                    169 Progress Drive, Manchester, CT 06040
                    ----------------------------------------
               (Address of principal executive offices) (Zip Code)


       Registrant's telephone number, including area code: (860) 645-7878
       ------------------------------------------------------------------

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          (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):


[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR
    230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR
    240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))


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Item 1.01         Entry into a Material Definitive Agreement

         Scan-Optics, Inc. entered into an employment agreement with Paul M. Yantus dated March 7, 2005. The employment agreement provides that Mr. Yantus will be the Chief Operating Officer of the company and will receive a base salary of $225,000 per year. In addition, the agreement provides that he is eligible for a minimum bonus equal to 30% of his base salary upon the achievement of certain benchmarks to be established by the company no later than June 30, 2005 and provides that the company will recommend to the Stock Options and Executive Compensation Committee of the board of directors that he receive a grant of 20,000 shares of the company's common stock subject to a three-year vesting schedule and other restrictions as may be determined. The company also provides Mr. Yantus with a car allowance and agrees to reimburse Mr. Yantus certain living, travel and relocation expenses up to $50,000. The employment agreement also provides that Mr. Yantus will not compete with the company during the term of his employment or after such employment for a period of months equal to the number of months employed by the company, up to a maximum of twelve months after employment. The employment agreement contains provisions permitting each of the company and Mr. Yantus to terminate the agreement under certain circumstances and providing for severance payments for termination in specified circumstances.

         A copy of the employment agreement is attached as Exhibit 10.1.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

         (b) The company has announced that James C. Mavel resigned as Chief Executive Officer and President of Scan-Optics, Inc., by a letter dated March 7, 2005 delivered to the company on March 9, 2005. A copy of the press release announcing Mr. Mavel's resignation is attached as Exhibit 99.1.

         (c) The company has announced that Logan Clarke, Jr., age 77, has been appointed Acting Chief Executive Officer and President of Scan-Optics, Inc. effective as of March 9, 2005. Mr. Clarke also serves as a Class III director of the Board of Directors of the company and has been a director of the company since 1981. Mr. Clarke had previously served as Interim Executive Director of Southeast Area Technology Center, a business incubator and revolving loan fund from 1995 to 1996, an independent management consultant from 1990 to 1995, as Executive Vice President of Society for Savings, a savings bank, from 1986 to 1990, as Dean of the School of Management at The Hartford Graduate Center from 1983-1986 and as a lecturer in management from 1979-1983. Prior to 1979, Mr. Clarke served in multiple senior management positions in the banking industry.

                  The company has also announced that Paul M. Yantus, age 43, has been appointed Chief Operating Officer of the company effective March 7, 2005. Prior to joining the company, Mr. Yantus was a founder and President of Espire Marketing, Inc., a web-based solutions provider headquartered in Rochester, Michigan that he helped found in 2003 and which recently completed negotiations for the merger with another company. At Espire, Mr. Yantus developed the company's business strategy, designed software and oversaw product development and secured key contracts for the business. Prior to founding Espire, Mr. Yantus served in various positions at MSX International, an $800 million company specializing in business process, outsourcing and


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staffing, including Senior Vice President--Business Process Outsourcing and IT
(2002-2003), Vice President--Business and Technology Services (2001-2002), and General Manager--Integrated Information Solutions (1999-2001). In these positions, Mr. Yantus established sales organizations, commercialized new products, restructured the company's information technology organization and had other management responsibilities. Prior to his employment with MSX International Mr. Yantus held senior positions at Danka and Lason Systems. Mr. Yantus has entered into an employment agreement with the company as described in
Item 1.01, a copy of which is attached as Exhibit 10.1.

         A copy of the press release announcing the appointment of Mr. Clarke and Mr. Yantus is attached as Exhibit 99.1.

Item 9.01         Financial Statements and Exhibits

         (c)      Exhibits

                  10.1  Employment Agreement
                  99.1  Press release dated March 10, 2005

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                      SCAN-OPTICS, INC.




                                      By: /s/ Peter H. Stelling
                                      -------------------------------------
                                      Name: Peter H. Stelling
                                      Title:  Chief Financial Officer, Vice
                                              President and Treasurer



Date:  March 10, 2005


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